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                                                                 EXHIBIT NO. 3.5

                          MANAGEMENT SERVICES CONTRACT

THIS AGREEMENT is dated for reference the 19th day of July, 1994.

BETWEEN:       STIRRUP CREEK GOLD LTD.
               310-1959-152nd Street
               Surrey, British Columbia
               V4A 9E3

               (the "Company")                                OF THE FIRST PART

AND:           LARRY W. REAUGH
               1011 Balsam Street
               White Rock, British Columbia
               V4B 4J3

               ("Reaugh")                                     OF THE SECOND PART

WHEREAS the Company wishes to retain Reaugh to provide management services to it on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.        APPOINTMENT

1.01 The Company hereby retains Reaugh to provide general management services to the Company under the direction of the Company's board of directors, and Reaugh hereby agrees to provide such services and perform the duties required of it in accordance with the terms of this Agreement.

2.        TERM

2.01 The term of this Agreement shall commence on the first day of the month in which the shares of the Company are listed, posted and called for trading on the Vancouver Stock Exchange, and shall continue on a month-to-month basis thereafter until terminated in accordance with the terms hereof.

2.02 This Agreement may be terminated by either party upon 30 days' written notice to the other party.

3.        REMUNERATION

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3.01      The Company shall pay to Reaugh for all services rendered hereunder:


     (a) the sum of $2,000 per month commencing with the first month of term of this agreement as set forth in paragraph 2.01; and

     (b) the sum of all out-of-pocket expenses incurred on behalf of the Company.

3.02 The amount payable to Reaugh hereunder may be altered from time to time during the term of this Agreement by mutual agreement between the parties, provided however that any upward adjustment to the amount payable is subject to the prior approval of the Vancouver Stock Exchange.

3.03 In addition to payments referred to in paragraphs 3.01 and 3.02, Reaugh may receive, subject to Vancouver Stock Exchange approval, such bonuses or other additional payments for performance, merit and the like as may be determined from time to time by the board of directors of the Company, in its absolute discretion.

4.        POWERS AND RESPONSIBILITIES

4.01 Reaugh agrees to devote to the Company such time as may be necessary during normal business hours to faithfully, industriously, and to the best of his abilities, perform the responsibilities, duties and powers required of him, and without limiting the generality of the foregoing, Reaugh shall have the primary responsibility for the overall management and administration of the Company.

5.        NOTICE

5.01 Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post, it shall be conclusively deemed to be given and received on the fifth day after its deposit in a post office at any place in Canada.

6.        MISCELLANEOUS

6.01 This Agreement may not be assigned by either party without the prior written consent of the other.

6.02 The titles or headings to the respective paragraphs of this Agreement are for reference and convenience only.

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6.03      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.04 This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

STIRRUP CREEK GOLD LTD.


Per:
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LARRY REAUGH

Per:
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